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                  KMART CORPORATION AND SUBSIDIARY COMPANIES
                EXHIBIT 12 - INFORMATION ON RATIO OF EARNINGS
                         TO FIXED CHARGES COMPUTATION


                                                                                     Fiscal Year Ended
                                                                      --------------------------------------------
                                                                      January 26,     January 27,      January 29,
                                                                         1994             1993             1992
(Millions)                                                            ---------     -------------      -----------
Net income (loss) from continuing retail operations
 before extraordinary items and the effect of
 accounting changes                                                    $  (328)         $   882         $   789
Income taxes                                                              (222)             445             400
                                                                      ---------         -------        --------
Pretax income (loss) from continuing retail operations                    (550)           1,327           1,189

Equity income of unconsolidated affiliated
  retail companies that exceeds distributions                              (19)             (11)            (26)

Fixed charges per below                                                    764              664             582
  Less interest capitalized during the period                              (12)             (14)            (10)
                                                                      ---------         -------        --------
Earnings from continuing retail operations                             $   183          $ 1,966         $ 1,735
                                                                      ---------         -------        --------
                                                                      ---------         -------        --------
Fixed Charges:
  Interest expense                                                     $   490          $   442         $   399
  Rent expense - portion of operating rentals
    representative of the interest factor                                  260              206             172
  Other                                                                     14               16              11
                                                                      ---------         -------        --------
                                                                       $   764          $   664         $   582
                                                                      ---------         -------        --------
                                                                      ---------         -------        --------
Ratio of income to fixed charges (1)                                        --              3.0             3.0
                                                                      ---------         -------        --------
                                                                      ---------         -------        --------



(1) The deficiency of earnings from continuing retail operations versus fixed charges was $581 for the fiscal year ended January 26, 1994.